Exhibit 10.3
Consulting Services Agreement
     This Consulting Services Agreement (the “Agreement”) is made and entered into as of March 23, 2011 (the “Effective Date”) by and between Quiksilver, Inc. (“Quiksilver”), and Paul Speaker (“Consultant”).
1. Engagement of Services. This Agreement provides the terms and conditions on which Consultant will provide the services, functions and responsibilities described in the work order (“Work Order”) attached hereto as Exhibit A (the “Services”). Consultant will perform the Services designated in the Work Order. The Work Order is a part of this Agreement as if fully included within its body. Consultant will be compensated solely in accordance with the terms contained in the Work Order. All Services performed by Consultant under the Work Order shall be consistent in quality with Consultant’s qualifications, expertise and training.
2. Trade Secrets and Confidential Information.
     a. Consultant, during the term of this Agreement, will have access to and become familiar with various trade secrets and confidential information of Quiksilver and its affiliates, including without limitation, financial, operational and development information, software and computer programs and related source codes, object codes and documentation, employee data, processes, know-how and customer lists that are owned or licensed by Quiksilver or its affiliates (all of such items contained in any tangible or electronic form herein referred to as the “Confidential Information”).
     b. Notwithstanding the foregoing, Confidential Information shall not include (i) information which is or becomes generally available to the public other than as a result of disclosure by Consultant, or (ii) becomes available to Consultant on a non-confidential basis from a source not bound by an obligation of confidentiality to Quiksilver.
     c. Consultant shall not disclose any of the Confidential Information, directly or indirectly, nor use the Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of Consultant’s performance of Services to Quiksilver or as required by law. All Confidential Information contained in any files, records, documents, drawings, specifications, equipment, and similar items relating to the business of Quiksilver and its affiliates, whether prepared by Consultant or otherwise coming into Consultant’s possession, shall remain the exclusive property of Quiksilver. Upon termination of this Agreement, all Confidential Information in Consultant’s custody or control shall be immediately returned to Quiksilver, and Consultant shall destroy all records, notes, compilations and other documentation (on all forms of media) that in any way refer to, relate to or contain Confidential Information.
3. Intellectual Property Created during the Performance of Services.
     a. During the performance of Services, Consultant may make, develop, conceive of or reduce to practice, either alone or with others, various works of authorship, inventions, discoveries, developments, designs, processes, programs, know-how and the like, or other elements of intellectual property, whether or not patentable or registrable under patent, copyright, or trademark law (it being understood that all original works of authorship shall be “works made for hire” under applicable copyright law), all of which are hereinafter called “Service-Related Intellectual Property.”
     b. During the term of this Agreement, Consultant shall promptly disclose to Quiksilver any and all Service-Related Intellectual Property. Consultant further agrees to and hereby assigns and transfers to Quiksilver, Consultant’s entire right, title and interest in and to all Service-Related Intellectual Property and any good will associated therewith. Consultant shall, at Quiksilver’s request and expense, promptly execute a written assignment and such other documents and take such other acts as reasonably necessary for Quiksilver to perfect, obtain, sustain and enforce Quiksilver’s title to any such Service-Related Intellectual Property. Consultant shall preserve any such Service-Related Intellectual Property as part of the Confidential Information of Quiksilver. The parties confirm that Quiksilver grants no right, title, interest, or license implied or otherwise to Consultant with respect to any Service-Related Intellectual Property and all such Service-Related Intellectual Property shall be the sole property of Quiksilver.

     c. If Quiksilver is unable, after reasonable effort, to secure Consultant’s signature on any document needed to apply for or prosecute any patent, copyright, or other right or protection for a Service-Related Intellectual Property, Consultant hereby irrevocably designates and appoints Quiksilver and its duly authorized officers and agents as its agent and attorney-in-fact, to act on Consultant’s behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights and other rights and protections thereon with the same legal force and effect as if executed by Consultant.
4. No Unauthorized Use of Third Party Technology or Information. Consultant represents that Consultant has not brought and will not bring to Quiksilver or use in the performance of the Services any confidential information, device, material, document, trade secret or the like of any third party that is not generally available to the public. Consultant also warrants that Consultant will not provide to Quiksilver, without the advance express written permission of Quiksilver, any services or software which are subject in any way to third party licenses such as, but not including, software developed by third parties, open source software or freeware.
5. Non-Solicitation Obligations. Consultant agrees that, during the term of this Agreement and for a period ending one year after the date of termination, Consultant will not solicit to hire or engage any employee of Quiksilver or any of its affiliates except with written permission of Quiksilver.
6. Reserved.
7. Consultant Representations and Warranties
     a. Consultant represents and warrants (a) that there are no other agreements of any nature with any person or entity which would prevent Consultant from entering into this Agreement, or which requires Consultant to render services to another which are similar to those rendered to Quiksilver, and (b) that the Consultant has made no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, inconsistent with this Agreement.
     b. Consultant represents and warrants that Consultant has the right and will have the right to grant all right, title, and interest in the Service-Related Intellectual Property.
     c. Consultant represents and warrants that none of the Service-Related Intellectual Property infringes or violates any third party rights.
8. Additional Responsibilities of Consultant. Consultant agrees, covenants, and represents that because Consultant is an independent contractor to Quiksilver:
     a. Consultant shall be individually responsible for paying any federal, state, or local payroll, social security, disability, workers’ compensation, self-employment insurance, income and other taxes of assessments with respect to the Services provided hereunder. Nothing contained herein shall constitute a partnership, joint venture, agency or employer/employee relationship between Consultant and Quiksilver; Consultant is an independent contractor.
     b. Consultant shall indemnify, hold harmless and defend Quiksilver from, any and all costs, liabilities, damages, attorneys’ fees, or expenses of any kind that arise out of, or are in any way related to (i) the breach by Consultant of any representation, warranty or covenant contained in this Agreement; or (ii) the negligence or misconduct, or acts or omissions, of Consultant while performing, or failing to perform Consultant’s duties under this Agreement.
9. Term and Termination.
     a. This Agreement may be terminated (i) for convenience upon thirty (30) days written notice by either party, or (ii) upon written notice by one party to the other party in the event of a material breach by a party of any of the covenants contained herein. The non-breaching party shall notify the other party of an alleged material breach and the breaching party shall have ten (10) days to cure said breach. Upon any termination of this Agreement, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination of this Agreement shall not relieve either party of its obligations under Sections 2, 3, 5, and 8 hereof, nor shall any such termination relieve either party from any liability arising from any breach of this Agreement.
     b. If this Agreement is terminated for any reason, Consultant shall immediately make available, for legal and physical transfer to Quiksilver, all copies or embodiments of the Service Related Intellectual Property or other deliverables regardless of the state of completion. Furthermore, upon termination, or at any time upon Quiksilver’s request, all Confidential Information, all Service Related Intellectual Property and other deliverables and all reproductions, copies and embodiments related thereto, shall also be immediately returned by Consultant to Quiksilver. Moreover, Consultant shall cease all work hereunder.
10. General Terms.
     a. This Agreement constitutes the complete agreement between Quiksilver and Consultant with respect to the Services, superseding any previous oral or written agreement, arrangement or understanding between the parties. This Agreement may not be amended except by in writing signed by both parties. This Agreement shall be governed by the laws of the State of California. The exclusive jurisdiction for any legal proceeding regarding this Agreement shall be in the state or federal courts of Orange County, California, and the parties expressly agree that jurisdiction and venue are proper in said courts. Consultant acknowledges that there is no adequate remedy at law for its failure to comply with the terms of this Agreement. Accordingly, in the event Consultant fails to comply with these terms, Consultant acknowledges and agrees that Quiksilver shall have the right, without prejudice to any other rights or remedies available to Quiksilver, to remedy any breach of this Agreement through equitable relief by way of temporary restraining order or injunction, and such other alternative relief as may be appropriate, without the necessity of posting any bond or surety. If either party commences any legal action, suit or proceeding to enforce or interpret this Agreement or any of the terms or provisions hereof, then in addition to any damages or remedies that may be awarded to the prevailing party therein, the prevailing party will be entitled to have and recover from the losing party the prevailing party’s reasonable outside attorneys’ fees and costs incurred in connection therewith.
     b. As Quiksilver has specifically contracted for Consultant’s services, Consultant shall not assign any of its rights or delegate or subcontract any of Consultant’s obligations under this Agreement without the prior written consent of Quiksilver. Subject to the foregoing, this Agreement shall inure to the benefit of the successors and assigns of Quiksilver, and shall be binding upon Consultant’s successors and permitted assigns.
     c. Any notices required or permitted hereunder may be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Notices shall be deemed effective upon receipt regardless of the method of transmittal or, if sent by certified or registered mail, postage prepaid, to the address set forth below, three (3) days after the date of mailing.
     d. IN NO EVENT SHALL QUIKSILVER BE LIABLE TO CONSULTANT FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN ANY FORUM FOR ANY CLAIM OR LOSS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE WORK ORDER.
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In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

QUIKSILVER, INC.		PAUL SPEAKER

Signed:		Signed:
	Print Name:		Print Name:
	Title:		Title:

Address:	15202 Graham Street	Address:
Huntington Beach, CA 92649

Exhibit A
WORK ORDER
A.	Services.

Consultant will leverage existing relationships and expertise to provide services in connection with the strategic planning and implementation of the 2011 Quiksilver Pro New York (the “Event”). Specifically, Consultant will:
•	provide expertise and guidance to Quiksilver’s internal Event marketing team

•	assist in the negotiation of third party corporate sponsorships in support of the Event

•	facilitate introductions to broadcast, print and digital outlets for media coverage of the Event

•	liaise with local municipalities and other principals to secure necessary permits, licenses, authorizations and support for the Event

•	provide oversight of Event budget items and third party consultants engaged by Quiksilver
B.	Term of Work Order. The Term of this Work Order shall commence on the Effective Date and shall continue until October 31, 2011, or until either party gives notice of termination as set forth in the Agreement.
C. Compensation. Consultant shall be compensated for Services as follows:
(1) Quiksilver will pay Consultant : $17,000 per month payable on the 1st of each month commencing April 1, 2011.
(2) Any reasonable pre-approved travel, lodging and other expenses (“Expenses”) incurred by Consultant in connection with the Services will be reimbursed by Quiksilver, provided that Consultant provides receipts or other proper documentation verifying such Expenses.

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